QUESTAR CORPORATION

EXECUTIVE SEVERANCE COMPENSATION PLAN

(As Amended and Restated Effective February 18, 2015)

QUESTAR CORPORATION
EXECUTIVE SEVERANCE COMPENSATION PLAN
(As Amended and Restated Effective February 18, 2015)
ARTICLE I
INTRODUCTION

The Board of Directors of Questar Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists. This possibility, and the uncertainty it creates with executives, may be detrimental to the Company and its shareholders if executives are distracted and/or leave the Company.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its shareholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executive employees whose employment terminates in connection with or following a Change in Control.
Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Affiliates of the executive employees’ continued employment and attention and dedication to duty, and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.
In order to fulfill the above purposes, the Board hereby amends and restates the Questar Corporation Executive Severance Plan (the “Plan”) effective as of the Effective Date, as set forth below.
ARTICLE II
ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby amends and restates its separation compensation plan known as the Questar Corporation Executive Severance Compensation Plan, as set forth in this document.
ARTICLE III
DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
(a)Affiliate. The Company and any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Section 409A of the Code, or any entity otherwise designated as an Affiliate by the Company.
(b)Annual Cash Incentive Plan. Any annual cash incentive plan, program or arrangement offered by the Company or any other Employer.

(c)Annual Base Salary. The Participant’s gross annual base salary in effect immediately prior to the Change in Control.

(d)Board. The Board of Directors of the Company.

(e)Cause. Cause shall mean: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the Participant by the Board or the Chief Executive Officer of the Company; or (ii) the willful engaging by the Participant in conduct which is materially injurious to an Employer. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any Affiliate. The Company, acting through its Board of Directors, must notify the Participant in writing that the Participant’s employment is being terminated for “Cause”. The notice shall include a list of the factual findings used to sustain the judgment that the Participant’s employment has been terminated for “Cause”.

(f)Change in Control. A Change in Control of the Company shall be deemed to have occurred if: (i) any individual, entity or group ((within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(g)Code. The Internal Revenue Code of 1986, as amended from time to time.

(h)Company. Questar Corporation and any successor to such entity.

(i)Compensation. The Participant’s remuneration taken into account under the Retirement Plan for purposes of calculating benefits under such plan. With regard to benefit calculations under the SERP, Compensation shall have the meaning set forth in the previous sentence, but shall be modified to include all amounts in excess of the compensation limit established by Section 401(a)(17) of the Code and all amounts deferred under the terms of the Company’s non-qualified deferred compensation plans.

(j)Date of Termination. The date on which a Participant ceases to be an Employee of an Employer as a result of a Separation from Service.

(k)Disability. A condition that renders a Participant unable to engage in any substantial, gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The foregoing definition of “Disability” shall be interpreted in a manner consistent with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

(l)Effective Date. February 18, 2015.

(m)Eligible Employee. Any executive officer of any Employer.

(n)Employer. The Company or any Affiliate which participates in the Plan pursuant to Article IX hereof.

(o)ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)    Good Reason. Good Reason, with respect to a Participant’s termination of employment, means any of the following events or conditions which occur without the Participant’s written consent, and which remain in effect after notice has been provided by the Participant to the Company of such material reduction and the expiration of a 30 day cure period: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties, or responsibility; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change in the geographic location at which the Participant performs services; or (vi) any other action or inaction that constitutes a material breach by an Employer of the agreement(s) under which the Participant provides services to the Employer (including this Plan). The Participant’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the Participant’s discovery of the relevant event or condition.

(q)    Long-Term Cash Incentive Plan. The Company’s Long-Term Cash Incentive Plan, or any similar plan maintained by any other Employer, or any successor or replacement multi-year cash incentive plan(s) or arrangement(s).

(r)    Participant. An individual who is designated as such pursuant to Section 4.1.

(s)    Plan. The Questar Corporation Executive Severance Compensation Plan, as set forth in this document.

(t)    Plan Administrator. The Management Performance Committee of the Board.

(u)    Retirement Plan. The Questar Corporation Retirement Plan, as amended or restated from time to time, or any successor plan.

(v)    Separation Benefits. The benefits described in Article VI that are provided to qualifying Participants under the Plan.

(w)    Separation from Service. A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(x)    SERP. The Questar Corporation Supplemental Executive Retirement Plan, as amended or restated from time to time, or any successor plan.

(y)    Target Annual Bonus Amount. The single target bonus established for the Participant under the Annual Cash Incentive Plan for the year in which the Date of Termination occurs. In the event a Participant’s Date of Termination occurs prior to the establishment of the Participant’s target annual bonus for such year, the Target Annual Bonus Amount shall be deemed to be the single annual bonus established for the Participant under the Annual Cash Incentive Plan in the immediately preceding fiscal year.

(z)    Tier 1 Participant. An individual who is designated as a “Tier 1 Participant” in accordance with Section 4.1.

(aa)    Tier 2 Participant. An individual who is designated as a “Tier 2 Participant” in accordance with Section 4.1.

ARTICLE IV
ELIGIBILITY

4.1    Participation. The Board shall select from the group of Eligible Employees those individuals who may participate in the Plan. Any Eligible Employee selected for participation shall become a Participant upon written notification by the Board (or as delegated) to the Eligible Employee of his or her participation. Such notification will indicate whether such Participant is a Tier 1 Participant or Tier 2 Participant. Only those Eligible Employees who have been designated as Participants in the Plan prior to the occurrence of a Change in Control shall be eligible to receive benefits under this Plan.
4.2    Duration of Participation.
(a)    Prior to the occurrence of a Change in Control, a Participant shall continue to participate in the Plan at the sole discretion of the Board, which may terminate the individual’s participation in the Plan at any time, and for any reason. A Participant shall automatically cease participation in the Plan when he ceases to be an Eligible Employee of any Employer prior to a Change in Control.

(b)    On and after a Change in Control, a Participant shall cease to be a Participant in the Plan if he ceases to be an Eligible Employee of the Company and its Affiliates and is not entitled to payment of a Separation Benefit or any other benefits under the Plan. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid.

ARTICLE V
ENTITLEMENT TO BENEFITS

5.1    Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Article VI below if, at any time following a Change in Control and prior to the third anniversary of the Change in Control, the Participant incurs a Separation from Service from an Employer that is (a) initiated by the Participant’s Employer for any reason other than Cause, death, or Disability, or (b) initiated by the Participant for Good Reason within 60 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason.
5.2    Eligibility for Equity Incentive Benefits. All Participants at the time of a Change in Control shall be eligible to receive the long-term incentive compensation benefits provided in Article VII.

ARTICLE VI
SEPARATION BENEFITS

6.1    Separation Benefits; General. If a Participant’s employment is terminated in circumstances entitling the participant to Separation Benefits pursuant to Section 5.1, the Company shall provide to such Participant the cash payment set forth in Section 6.2, the pro-rata bonus set forth in Section 6.3, the enhanced retirement benefits set forth in Section 6.4, the continued welfare benefits as set forth in Section 6.5, and the stock option and stock appreciation right benefits set forth in Section 6.6.
6.2    Cash Severance. Participants shall be eligible for cash severance based on their designation as a Tier I Participant or Tier 2 Participant, as follows:
(a)    For any individual that is a Tier 1 Participant, an amount equal to three (3) times the following: the Participant’s Annual Base Salary plus Target Annual Bonus Amount.

(b)    For any individual that is a Tier 2 Participant, an amount equal to two (2) times the following: the Participant’s Annual Base Salary plus Target Annual Bonus Amount.

All cash payments required by this Section 6.2 shall be paid in a single lump sum within 10 calendar days of the Participant’s Date of Termination; subject, however, to any payment delay required by Section 6.8(b).
6.3    Pro-Rata Bonus Amount. Participants shall be eligible for a cash payment equal to the product of (i) the Target Annual Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to whole months) the Participant was employed during the year in which the Date of Termination occurs, and the denominator of which is 12.
All cash payments required by this Section 6.3 shall be paid in a single lump sum within 10 calendar days of the Participant’s Date of Termination; subject, however, to any payment delay required by Section 6.8(b).
6.4    Enhanced Retirement Benefits If the Participant is a participant in the Retirement Plan and/or SERP as of the Date of Termination, such Participant shall be entitled to an enhanced retirement benefit as follows:
(a)    Vested Participants. Participants who have an accrued vested benefit under the Retirement Plan and/or SERP as of the Date of Termination shall be entitled to an enhanced retirement benefit under this Plan in an amount equal to the excess of (i) the benefit accrued under the Retirement Plan and the SERP (if participating) as of the Date of Termination calculated as if (A) the Participant had been credited with two additional years of benefit service under the Retirement Plan and the SERP (if participating) as of the Date of Termination, and (B) the Participant’s Compensation under the Retirement Plan and the SERP (if participating) for each additional year of such service had been equal to the Participant’s Compensation for the last full fiscal year prior to the Date of Termination, over (ii) the actual benefits accrued under the Retirement Plan and the SERP (if participating) as of the Date of Termination.

(b)    Non-Vested Participants. Participants who have an accrued unvested benefit under the Retirement Plan and/or SERP as of the Date of Termination shall be entitled to an enhanced retirement benefit under this Plan in an amount equal to what would be the Participant’s accrued vested benefit (if any) under the Retirement Plan and the SERP (if participating) as of the Date of Termination calculated as if (i) the Participant had been credited with two additional years of vesting and benefit service under the Retirement Plan and the SERP (if participating) as of the Date of Termination, and (ii) the Participant’s Compensation under the Retirement Plan and the SERP (if participating) for each additional year of service had been equal to the Participant’s Compensation for the last full fiscal year prior to the Date of Termination.

(c)    Payment of Enhanced Retirement Benefits. Any enhanced retirement benefit to which a Participant may be entitled under paragraph (a) or (b) above shall be paid in a single lump sum within 30 calendar days of the Date of Termination; subject, however, to any payment delay required by Section 6.8(b). The lump sum payment shall be equal to (i) the present value of the applicable enhanced retirement benefit on the Date of Termination, calculated using a standard mortality table referred to as the 1983 Group Annuity Mortality table and an interest rate equal to 80% of the average of the IRS 30-year Treasury Securities Rates for the six-month period preceding the participant’s retirement, plus (ii) interest on such amount, credited monthly from the Date of Termination through the date of payment (taking into account any delay required by Section 6.8(b)), using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. The appropriate 30-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the month on which interest is to be credited.

(d)    Ineligible to Participate in Retirement Plan. In no event shall a Participant be entitled to any benefit under this Section 6.4 if he or she is not an active participant in the Retirement Plan and/or SERP as of the Date of Termination.

6.5    Continued Welfare Benefits. For twenty-four (24) months following the Participant’s Date of Termination, the Participant and his or her family shall be provided without cost medical, dental, long-term disability, accidental death and dismemberment, and life insurance benefits that are the same as, or substantially similar to, the benefits that would have been received during such period had the Participant’s employment not been terminated. Some or all of the benefits required by this Section may be provided through the payment or reimbursement of premiums incurred for similar coverage procured by the Company on the Participant’s behalf or by the Participant, through the payment of COBRA premiums, or pursuant to the terms and conditions of the Company’s retiree health insurance program, if applicable, in each case as determined by the Company in its sole discretion. It is the intent of the Company that all continued welfare benefits be exempt from the application of Code Section 409A by virtue of Treasury Regulation Section 1.409A-1(a)(5), Treasury Regulation Section 1.409A-1(b)(9)(v), or Treasury Regulation Section 1.409A-1(b)(9)(iii), and this Plan shall be interpreted accordingly. In the event the continued health and welfare benefits are not exempt from Code Section 409A, they shall be reimbursed or provided in accordance with Section 6.8(c) of this Plan, below. In addition, to the extent that any continued health and welfare benefits are taxable to the Participant, the Participant shall be provided additional compensation necessary to offset the taxable nature of such benefits. Such additional amounts shall be provided (or paid to the taxing authorities directly) as soon as practical, but no later than December 31st of the year next following the year in which the Participant remits the taxes due with respect to the taxable continued health and welfare benefits.
6.6    Stock Option and Stock Appreciation Right Benefits. Notwithstanding any shorter period to the contrary in any agreement between a Participant and the Company evidencing a grant of stock options or stock appreciation rights, the Participant shall have a minimum of sixty (60) days following the Date of Termination in which to exercise any vested stock options and stock appreciation outstanding as of the Change in Control to the extent they are vested as of the Date of Termination. Nothing in this Section 6.6, however, shall require the Company to continue in effect any stock option or stock appreciation right following a Change in Control, if, pursuant to the terms of the Change in Control, (a) the Participant will receive automatically (on or within a reasonable time following the Change in Control), in cash or marketable securities, the intrinsic value of such awards as of the date of the Change in Control or replacement awards pursuant to the terms of the award agreement or the Plan or (b) all options or stock appreciation rights held by the Participant are or become exercisable prior to the Change in Control and the Participant is given a period of time prior to the Change in Control to exercise the options and stock appreciation rights.
6.7    Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of an Employer. Thus, by way of example and not by way of limitation, benefits earned under the Company’s Deferred Compensation Wrap Plan, as may be amended from time to time, or the SERP shall be unaffected by a Participant’s receipt of benefits hereunder, and shall continue to be payable solely in accordance with the relevant terms of those plans. Notwithstanding the foregoing, if a Participant is entitled to Separation Benefits under this Plan and is also entitled to severance benefits under any employment agreement or other severance pay plan or policy of the Company, benefits from this Plan will be offset by the amount of the severance benefits or similar amounts received under or payable in accordance with such other agreements, plans, or policies. In addition, Separation Benefits under this Plan shall also be reduced by any amounts that are paid under the Annual Cash Incentive Plans or Long Term Cash Incentive Plan which are contingent on the Participant’s termination of employment following a Change in Control.

6.8    Code Section 409A; Specified Employees.
(a)    The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Plan so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 6.8(b)below. All payments and benefits provided under this Plan shall be deemed to be separate payments for purposes of Code Section 409A.

(c)    Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to a Participant during the 6-month period following his or her Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

(c)    To the extent that any payments or reimbursements provided to the Participant under Sections 6.5 or 12.7 are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

ARTICLE VII
LONG-TERM INCENTIVE COMPENSATION

7.1    Equity Incentive Awards. Except as provided in Section 6.6, all of a Participant’s stock options, stock appreciation rights, restricted stock awards, performance shares, and other equity incentive awards shall be governed by the terms of the applicable award agreement; provided, however, that for purposes of determining the occurrence of any qualifying Termination of Service, if applicable, the terms of Section 5.1 of this Agreement, including timing, and the conditions giving rise to a Termination of Service for Cause and Good Reason, shall apply notwithstanding any terms to the contrary in the award agreement.
7.2    Long-Term Cash Incentives. Participants shall be eligible to earn a bonus for each outstanding performance period under the Long Term Cash Incentive Plan that is applicable to them as of the date of the Change in Control, determined based on performance through the date of the Change in Control using pro-rated metrics where necessary to account for the shortened performance period. The actual bonus payable (if any) for each outstanding performance period shall not be pro-rated, but shall instead be the full amount of the bonus that would have been earned for the entire performance period based on the performance achieved. Any amounts payable pursuant to this Section 7.2 shall be paid within thirty (30) days of the Change in Control.

ARTICLE VIII
SECTION 280G

8.1    Best Net After-Tax. If it is determined that any payment or benefit provided to or for the benefit of any Participant (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Executive’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit. In the event (b) is greater than (a), then Executive shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.
8.2    Reduction of Payments. In the event Payments must be reduced pursuant to Section 8.1, the Participant may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A. In the event the Participant fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits of Section 6.5, above.
8.3    Performance of Calculations. The calculations in Section 8.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The costs of performing such calculations shall be borne exclusively by the Company.

ARTICLE IX
PARTICIPATING EMPLOYERS

Any Affiliate of the Company may become a participating Employer in the Plan following approval by the Company. The provisions of the Plan shall be fully applicable to the Employees of any such Affiliate who are Participants pursuant to Section 4.1.

ARTICLE X
SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
ARTICLE XI
DURATION, AMENDMENT AND TERMINATION

11.1    Duration. If a Change in Control has not occurred, this Plan shall continue indefinitely unless and until terminated by the Board pursuant to Section 11.2, below. If a Change in Control occurs while this Plan is in effect, the Plan shall continue in full force and effect for three years following such Change in Control, and shall then automatically terminate; provided, however, that all Participants who become entitled to any payments hereunder shall continue to receive such payments notwithstanding any termination of the Plan.
11.2    Amendment or Termination. The Board may amend or terminate this Plan for any reason prior to a Change in Control. In the event of a Change in Control, this Plan shall automatically terminate as set forth in Section 11.1 but may not be amended or prematurely terminated.
11.3    Procedure for Extension, Amendment or Termination. Any amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE XII
MISCELLANEOUS

12.1    Full Settlement. Except as otherwise provided in Section 6.6, the Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
12.2    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Participant’s Employer regarding termination of employment.
12.3    Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to an Employer, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by Participant’s Employer and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company or other Employer, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 12.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.
12.4    Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Company’s Management Performance Committee, who shall be the Plan Administrator. The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall review and determine all claims for benefits under this Plan.

12.5    Claim Procedure.
(a)    Filing a Claim. All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b)    Review of Claims; Claims Denial. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed ninety (90) days, after the claim is received by the Plan Administrator.

(c)    Appeals. Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Plan Administrator a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator. The Plan Administrator shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review. The request for review must be in writing. The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Plan Administrator may require the claimant to submit such additional facts, documents, or other materials as the Plan Administrator may deem necessary or appropriate in making its review.

(c)    Review of Appeals. The Plan Administrator shall act upon each request for review within sixty (60) days after receipt thereof. The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination.

(d)    Decision on Appeals. The Plan Administrator shall give written notice of its decision to the claimant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a). If the Plan Administrator has not rendered a decision on a request for review within sixty (60) days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved. The Plan Administrator’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after appellate review by the Plan Administrator.

(e)    Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

12.6    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
12.7    Attorney Fees; Interest. The Company agrees to pay as incurred, to the full extent permitted by law, and in accordance with Section 6.8(c) hereof, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious.
12.8    Code Section 409A Savings Clause. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 12.8 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.
12.9    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.10    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Utah, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.
12.11    Withholding. All payments Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company.

I hereby certify that this amendment and restatement of the Questar Corporation Executive Severance Compensation Plan was duly adopted by the Board of Directors of Questar Corporation on February 18, 2015.

QUESTAR CORPORATION
Plan Sponsor

By:
Ronald W. Jibson President & CEO